Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Boot Barn Holdings, Inc. (formerly WW Top Investment Corporation) and subsidiaries dated June 13, 2014 (October 27, 2014 as to the effect of the common and preferred stock authorization, par value and common stock split discussed in the last paragraph of Note 16), appearing in the Prospectus dated October 29, 2014 filed by Boot Barn Holdings, Inc. with the Securities and Exchange Commission on October 30, 2014 pursuant to Rule 424(b) of the Securities Act of 1933, as amended, in connection with the Registration Statement of Boot Barn Holdings, Inc. on Form S-1 (No. 333-199008).

/s/ Deloitte & Touche LLP

Costa Mesa, California
October 31, 2014